Silicon Valley Bank

Amendment to Loan Documents

Borrower: REDBACK NETWORKS INC.

Address: 300 Holger Way

San Jose, CA 95134

Date: September 29, 2005 (the "September 2005 Amendment Date")

THIS AMENDMENT TO LOAN DOCUMENTS (this "Amendment" and sometimes referred to as the "September 2005 Amendment") is entered into between Silicon Valley Bank ("Silicon" or "Bank") and the borrower named above ("Borrower").

Silicon and Borrower agree to amend the Amended and Restated Loan and Security Agreement between them, dated as of June 15, 2004 (as amended, restated, supplemented, or otherwise modified from time to time, the "Loan Agreement"), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Loan Agreement.) The term "September 2005 Amendment" defined above hereby is incorporated into the Loan Agreement. The term "September 2005 Amendment Date" defined above hereby is incorporated into the Loan Agreement.

    Amended and Restated Schedule. The Schedule to the Amended and Restated Loan and Security Agreement, dated June 15, 2004, between Borrower and Silicon (as amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof, the "Existing Schedule"), hereby is amended and restated in its entirety to read as set forth in the Amended and Restated Schedule to Amended and Restated Loan and Security Agreement of even date herewith (the "Amended and Restated Schedule"). Accordingly, from and after the date hereof, all references in the Loan Agreement and the other Loan Documents to the "Schedule" or words of like import referring to the Existing Schedule shall mean and refer to the Amended and Restated Schedule (as amended, restated, supplemented, or otherwise modified from time to time from and after the date hereof) instead of the Existing Schedule.

    Amendments to Loan Agreement.

    (a) The portion of Section 1.6 of the Loan Agreement that currently reads as follows:

    At the request of Borrower, Bank may, in its good faith business judgment, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Bank in its sole discretion (collectively, "Letters of Credit").

    , hereby is amended and restated in its entirety to read as follows:

    At the request of Borrower, Bank may, in its good faith business judgment and subject to the terms and conditions of this Agreement (including Sections 1 and 5 of the Schedule), issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Bank in its sole discretion (collectively, "Letters of Credit").

    (b) Section 4.4 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

    4.4 Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations in such order as Bank shall determine (it being understood that no proceeds will be applied to undrawn amounts of Letters of Credit). Borrower shall deposit all proceeds of Collateral into a lockbox account, or such other "blocked account" as Bank may specify, pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment.

    Notwithstanding the foregoing, payments on and proceeds of Accounts that are deposited in deposit accounts Borrower maintains with Wells Fargo Bank shall be delivered to Bank twice per week until June 30, 2006.

    Notwithstanding anything to the contrary set forth in this Section 4.4, Bank shall allow Borrower to hold payments on and proceeds of Accounts in Euros in its Euro account and not sweep such proceeds through the line of credit so long as no Default or Event of Default has occurred and is continuing.

    (c) The portion of Section 6.2 of the Loan Agreement that currently reads as follows:

    If this Agreement is terminated by Borrower or by Bank under this Section 6.2 prior to June 30, 2005, Borrower shall pay to Bank a termination fee in an amount equal to one percent (1.0%) of the Maximum Credit Limit, provided that no termination fee shall be charged if (x) the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank or (y) Borrower is subject to and in compliance with the First Reset Conditions.

    , hereby is amended and restated in its entirety to read as follows:

    If this Agreement is terminated by Borrower or by Bank under this Section 6.2 prior to the Maturity Date, Borrower shall pay to Bank a termination fee in an amount equal to one percent (1.0%) of the Maximum Credit Limit, provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank.

    (d) The definition of "Domestic Borrowing Base" set forth in Section 8 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

    "Domestic Borrowing Base" means (a) 80% of Borrower's Eligible Domestic Accounts plus (b) an amount equal to: (i) $-0-, if and so long as the Plan B-2 Provisions are in effect (if ever); or (ii) so long as the Plan B-2 Provisions are not in effect, an amount equal to up to 25% of the lower of the cost or market value of Borrower's raw and/or finished Eligible Domestic Inventory, provided that, Advances with respect to Eligible Domestic Inventory may not exceed the lesser of (y) 25% of the total amount of Eligible Domestic Accounts outstanding at any time or (z) $1,000,000.

    Advances with respect to Eligible Domestic Inventory must be supported by a forced liquidation appraisal satisfactory to Bank in its sole discretion.

    Potential offsets to deferred revenue shall not be excluded from Eligible Domestic Accounts and the Domestic Borrowing Base so long the Plan B-2 Provisions are not in effect.

    (e) The portion of the definition of Eligible Foreign Accounts set forth in Section 8 of the Loan Agreement that currently reads as follows:

    Accounts owing from one Non-U.S. Account Debtor (except for Nokia, Alcatel, SBC, British Telecom, Verizon, Sprint, BellSouth, NEC, France Telecom, LDCOM, Belgacom, Deutsche Telecom, and Sumitomo or other Accounts backed by a letter of credit acceptable to Bank) will not be deemed Eligible Foreign Accounts to the extent they exceed 25% of the total Accounts outstanding, and Accounts where Nokia, Alcatel, SBC, British Telecom, Verizon, Sprint, BellSouth, NEC, France Telecom, LDCOM, Belgacom, Deutsche Telecom, or Sumitomo is the Account Debtor will not be deemed Eligible Foreign Accounts to the extent they exceed 50% of the total Eligible Foreign Accounts outstanding.

    , hereby is amended and restated in its entirety to read as follows:

    Accounts owing from one Non-U.S. Account Debtor (other than such Accounts that are backed by a letter of credit acceptable to Bank) will not be deemed Eligible Foreign Accounts to the extent they exceed 25% of the total Eligible Foreign Accounts outstanding; provided, however, that so long as the Plan B-2 Provisions are not in effect, Accounts where Nokia, Alcatel, SBC, British Telecom, Verizon, Sprint, BellSouth, NEC, France Telecom, LDCOM, Belgacom, Deutsche Telecom, Operational Tech, or Sumitomo is the Non-U.S. Account Debtor will not be deemed Eligible Foreign Accounts to the extent they exceed 50% of the total Eligible Foreign Accounts outstanding.

    (f) The portion of the definition of Eligible Domestic Accounts set forth in Section 8 of the Loan Agreement that currently reads as follows:

    Accounts owing from one Account Debtor (except for Nokia, Alcatel, SBC, British Telecom, Verizon, Sprint, BellSouth, NEC, France Telecom, LDCOM, Belgacom, Deutsche Telecom, and Sumitomo) will not be deemed Eligible Domestic Accounts to the extent they exceed 25% of the total Accounts outstanding, and Accounts where Nokia, Alcatel, SBC, British Telecom, Verizon, Sprint, BellSouth, NEC, France Telecom, LDCOM, Belgacom, Deutsche Telecom, or Sumitomo is the Account Debtor will not be deemed Eligible Domestic Accounts to the extent they exceed 50% of the total Eligible Domestic Accounts outstanding.

    , hereby is amended and restated in its entirety to read as follows:

    Accounts owing from one U.S. Account Debtor will not be deemed Eligible Domestic Accounts to the extent they exceed 25% of the total Eligible Domestic Accounts outstanding; provided, however, that so long as the Plan B-2 Provisions are not in effect, Accounts where Nokia, Alcatel, SBC, British Telecom, Verizon, Sprint, BellSouth, NEC, France Telecom, LDCOM, Belgacom, Deutsche Telecom, Operational Tech, or Sumitomo is the U.S. Account Debtor will not be deemed Eligible Domestic Accounts to the extent they exceed 50% of the total Eligible Domestic Accounts outstanding.

    (g) The following hereby are added (in proper alphabetical order) as new clauses (i), (j), and (k), respectively, of the Minimum Domestic Eligibility Requirements within the definition of Eligible Domestic Accounts set forth in Section 8 of the Loan Agreement:

    (i) if and so long as the Plan B-2 Provisions are in effect (if ever), the Account must not be owing by a U.S. Account Debtor as to whom Borrower has recognized or can recognize deferred revenue, unless and in which case the portion of such Account that is equal to such deferred revenue amount shall be ineligible under this clause (i); (j) the Account must not arise from the sale, lease, licensing, assignment, or other disposition of any Registered Copyright of Borrower, unless Borrower is in full compliance with Section 8(3) of the Schedule with respect to such Account and the underlying Registered Copyright; and (k) the Account must have been billed to the U.S. Account Debtor.

    (h) The following hereby are added (in proper alphabetical order) as new clauses (l) and (m), respectively, of the Minimum Foreign Eligibility Requirements within the definition of Eligible Foreign Accounts set forth in Section 8 of the Loan Agreement:

    (l) the Account must not arise from the sale, lease, licensing, assignment, or other disposition of any Registered Copyright of Borrower, unless Borrower is in full compliance with Section 8(3) of the Schedule with respect to such Account and the underlying Registered Copyright; and (m) the Account must have been billed to the Non-U.S. Account Debtor.

    (i) The definition of "Foreign Borrowing Base" set forth in Section 8 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

    "Foreign Borrowing Base" means an amount not to exceed the sum of (1) 100% of Eligible Foreign Accounts that are backed by letters of credit (i) that are acceptable to Bank in its sole discretion, (ii) that are negotiated and advised by Bank, and (iii) for which the Bank has received an executed "Authorization to Receive Letter of Credit Proceeds" substantially in the form attached hereto as Annex A plus (2) the Applicable Foreign Accounts Advance Rate (as defined below) of Eligible Foreign Accounts that are not backed by letters of credit or that are backed by letters of credit that do not satisfy the criteria set forth in clause (b)(1) hereof; provided, however, that in no event shall the Foreign Borrowing Base exceed: (y) $10,000,000, if and so long as the Plan B-1 Provisions are in effect (if ever); or (z) $-0-, if and so long as the Plan B-2 Provisions are in effect (if ever).

    As used herein, the term "Applicable Foreign Accounts Advance Rate" means, as of any date of determination: (y) 80%, if the aggregate amount of Eligible Foreign Accounts is less than $10,000,000; and (z) 75%, if the aggregate amount of Eligible Foreign Accounts is at least $10,000,000.

    In addition, potential offsets to deferred revenue shall not be excluded from Eligible Foreign Accounts and the Foreign Borrowing Base so long as the Plan B-2 Provisions are not in effect (it being acknowledged for the avoidance of doubt, however, that no Advances based on the Foreign Borrowing Base may be made, or permitted to remain outstanding, if and so long as the Plan B-2 Provisions are in effect (if ever).

    (j) The portion of the definition of Eligible Domestic Inventory set forth in Section 8 of the Loan Agreement that currently reads as follows:

    (e) is situated at one of the locations in the United States set forth in the Representations or other location of which Borrower has notified Bank pursuant to this Agreement, and in the case of Inventory in the possession of Jabil and ProWorks, Bank has received written acknowledgment from Jabil and ProWorks substantially in the form of Exhibit B attached hereto;

    , hereby is amended and restated in its entirety to read as follows:

    (e) is situated at one of the locations in the United States set forth in the Representations or other location of which Borrower has notified Bank pursuant to this Agreement, and in the case of Inventory in the possession of any bailee (including Jabil and Plexus), Bank has received written acknowledgment from such bailee substantially in the form of Exhibit B attached hereto;

    (k) The definition of "First Reset Conditions" set forth in Section 8 of the Loan Agreement hereby is deleted in its entirety (and has been removed from Section 5 of the Amended and Restated Schedule).

    (l) The definition of "Second Reset Conditions" set forth in Section 8 of the Loan Agreement hereby is deleted in its entirety (and has been removed from Section 5 of the Amended and Restated Schedule).

    (m) The following definitions are each added (in proper alphabetical order) to Section 8 of the Loan Agreement:

    "Plan B Period" has the meaning ascribed to such term in Section 5 of the Amended and Restated Schedule.

    "Plan B-1 Provisions" has the meaning ascribed to such term in Section 5 of the Amended and Restated Schedule.

    "Plan B-2 Provisions" has the meaning ascribed to such term in Section 5 of the Amended and Restated Schedule.

    "Registered Copyright" means any software, maskwork, work of authorship, or other copyright that is registered (or is the subject of an application for registration) with the United States Copyright Office.

    Fee. In consideration for Silicon entering into this Amendment and the above-referenced Amended and Restated Schedule, Borrower shall pay Silicon a fee of $150,000 (net of the $25,000 portion thereof that Silicon hereby acknowledges to have been previously paid) concurrently with the execution and delivery of this Amendment, which fee shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents. Silicon is authorized to charge said fee to Borrower's loan account.

    Representations True. Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct in all material respects as of the date hereof (except for such representations and warranties that expressly relate to an earlier date, in which case they are true and correct in all material respects as of such date).

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    General Provisions. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower: REDBACK NETWORKS INC. By_/s/ Thomas L. Cronan III_____ President or Vice President By_/s/ Susan Marsch ___________ Secretary or Assistant Secretary	Silicon: SILICON VALLEY BANK By_/s/ Chitra Suriyanarayanan___ Title__RM_____________________

Silicon Valley Bank

Amended and Restated Schedule to

Amended and Restated Loan and Security Agreement

Borrower: REDBACK NETWORKS INC.

Address: 300 Holger Way

San Jose, CA 95134

Date: September 29, 2005 (the "September 2005 Amendment Date")

This Amended and Restated Schedule (this "Schedule") forms an integral part of the Amended and Restated Loan and Security Agreement, dated as of June 15, 2004 (as amended, restated, supplemented, or otherwise modified from time to time, the "Loan Agreement" or "this Agreement"), between Silicon Valley Bank ("Silicon" or "Bank") and the borrower named above ("Borrower"), and, effective as of the date hereof, this Schedule amends and restates in its entirety the prior Schedule to Amended and Restated Loan and Security Agreement, dated June 15, 2004 (as amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof), between Silicon and Borrower. This Schedule is the "Amended and Restated Schedule" referred to in Section 1 of the Amendment to Loan Documents, dated of even date herewith, between Borrower and Silicon (the "September 2005 Amendment") relative to the Loan Agreement. The term "September 2005 Amendment Date" defined above hereby is incorporated into the Loan Agreement.

1. Credit Limit

(Section 1.1): An amount (the "Credit Limit") not to exceed the lesser of: (a) $20,000,000 at any one time outstanding (the "Maximum Credit Limit"); or (b) the sum of (i) amounts available under the Domestic Borrowing Base plus (ii) amounts (if any) available under the Foreign Borrowing Base.

Bank may, from time to time, modify the Domestic Borrowing Base or the Foreign Borrowing Base, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Eligible Domestic Accounts and Eligible Foreign Accounts or other issues or factors relating to the Eligible Domestic Accounts and Eligible Foreign Accounts or other Collateral.

Notwithstanding anything to the contrary herein, except as otherwise provided in Section 1.3, the aggregate amount of all outstanding Advances and amounts outstanding under the sublimits set forth below, shall not exceed the Maximum Credit Limit.

Sublimits

(Sections 1.3 and 1.6):

Cash Management

Services and Reserves: Subject to the terms and conditions of this Agreement (including Sections 1 and 5 of this Schedule), Borrower may use amounts not to exceed $20,000,000 minus the sum of (a) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and (b) the FX Reserve, for Bank's Cash Management Services (as defined below), including, merchant services, business credit card, ACH and other services identified in the cash management services agreement related to such service (the "Cash Management Services"). Bank may, in its sole discretion, reserve against Advances which would otherwise be available hereunder such sums as Bank shall determine in its good faith business judgment in connection with the Cash Management Services, and Bank may charge to Borrower's loan account or deposit accounts with Bank, any amounts that may become due or owing to Bank in connection with the Cash Management Services. Borrower agrees to execute and deliver to Bank all standard form applications and agreements of Bank in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Bank in connection with the Cash Management Services. The Cash Management Services shall terminate on the Maturity Date.

Foreign Exchange

Contract Sublimit: Subject to the terms and conditions of this Agreement (including Sections 1 and 5 of this Schedule), Borrower may enter into foreign exchange forward contracts with Bank, on its standard forms, under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contracts"). Bank will subtract ten percent of each outstanding FX Forward Contract from the foreign exchange sublimit which is a maximum of $20,000,000 minus the sum of (a) all amounts utilized for Cash Management Services and (b) the amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) (the "FX Reserve"). The aggregate amount of the FX Forward Contracts at any one time may not exceed ten times the amount of the FX Reserve (which shall be in addition to other reserves). In the event at any time there are insufficient amounts available to Borrower for such FX Reserve, Borrower shall deposit and maintain with Bank cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Bank may, in its discretion, terminate the FX Forward Contracts at any time that an Event of Default occurs and is continuing. Borrower shall execute all standard form applications and agreements of Bank in connection with the FX Forward Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of Bank in connection with the FX Forward Contracts.

Letter of Credit

Sublimit: Subject to the terms and conditions of this Agreement (including Sections 1 and 5 of this Schedule), Bank will issue or have issued Letters of Credit for Borrower's account not exceeding $20,000,000 minus the sum of (a) the FX Reserve, and (b) amounts used for Cash Management Services. Each Letter of Credit will have an expiry date of no later than thirty days following the Maturity Date; provided that Borrower's reimbursement obligations with respect to any Letter of Credit having an expiry date later than the Maturity Date shall be secured by cash, at all times from and after the Maturity Date, on terms acceptable to Silicon and in the manner set forth in Section 6.3 of the Loan Agreement.

Overadvance

Sublimit: Subject to Bank's sole discretion and solely so long as neither the Plan B-1 Provisions nor the Plan B-2 Provisions are in effect, Borrower may borrow an Advance or Advances of up to an aggregate amount not to exceed $6,000,000 over the Credit Limit (collectively, the "Permitted Overadvances"). Borrower shall repay the outstanding amount of any Permitted Overadvance within 45 days after such Permitted Overadvance is made. If any Overadvances exceed $6,000,000, Borrower shall immediately pay Bank the excess. Notwithstanding anything in this section to the contrary, if a Permitted Overadvance is outstanding, Bank may demand that Borrower either (a) pay the amount of the Overadvance to Bank, or (b) permit Bank to restrict the use by Borrower of cash or securities on deposit with Bank in an amount equal to the Overadvance, which cash or securities shall be held as Collateral for all purposes of this Agreement, and Borrower shall take such action upon demand of Bank.

2. Interest.

Interest Rate

(Section 1.2): A rate equal to the "Prime Rate" in effect from time to time, plus 2% per annum, provided that the interest rate in effect on any day shall not be less than 6% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. "Prime Rate" means the rate announced from time to time by Bank as its "prime rate;" it is a base rate upon which other rates charged by Bank are based, and it is not necessarily the best rate available at Bank. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

3. Fees (Section 1.4):

Loan Fee (Domestic): $188,500, previously paid on the Original Closing Date.

$20,000, previously paid on the Effective Date.

Loan Fee (Foreign): $115,000, previously paid on the Effective Date. (Bank acknowledges the receipt of $75,000, previously paid by Borrower on or about the Original Closing Date, and Bank shall credit such amount to the payment of the Loan Fee (Foreign) payable hereunder.)

Letter of Credit
Issuance Fee: .50% of the face amount of each Letter of Credit, payable annually.
(Bank acknowledges receipt of payment of the Letter of Credit Issuance Fee for 2004 and 2005.)

Overadvance Fee: $1,500, payable at the time each overadvance occurs, and monthly thereafter so long as an Overadvance is outstanding.

Collateral Monitoring Fee: $3,000 per month, payable in arrears (prorated for any partial month at the beginning and at termination of this Agreement).

Additional fees may apply as set forth in Section 5 of this Schedule.

4. Maturity Date

(Section 6.1): June 30, 2006

5. Financial THRESHOLD AND APPLICABLE PLAN B PROVISIONS

(Section 5.1):

(A) FINANCIAL THRESHOLD:

Calculation shall be determined as of the end of each month, except as otherwise specifically provided below:

Minimum Tangible

Net Worth: As a threshold requirement (rather than a covenant) in order for neither the Plan B-1 Provisions nor the Plan B-2 Provisions to be in effect, Borrower shall maintain a Tangible Net Worth of not less than the sum of (a) and (b) below (the "Required TNW Amount"): (a) the Applicable TNW Base Amount (as defined below); plus (b) 50% of all net cash proceeds received by or for the benefit of Borrower after August 31, 2005 for equity securities (other than equity securities of Borrower issued pursuant to any employee, consultant, or director stock plan of Borrower) and Subordinated Debt of the Borrower. Increases in the Required TNW Amount based on consideration received for such equity securities and Subordinated Debt of the Borrower shall be effective as of the end of the month in which such net cash proceeds are received, and shall continue effective thereafter. In no event shall the Required TNW Amount be decreased.

As used herein, the term "Applicable TNW Base Amount" means, as of any date of determination: (i) with respect to any March, June, September, or December, $25,000,000; and (ii) with respect to any other month, $19,000,000.

Without limiting the generality of the foregoing, Silicon, in its good faith business judgment, may adjust the Required TNW Amount with respect to any month in year 2006 based on balance sheet adjustments made to Borrower's financial plan (provided to Silicon on August 24, 2005) due to the impact of Statement of Financial Accounting Standards No. 123R.

Failure to maintain a Tangible Net Worth of not less than the Required TNW Amount shall not be a Default or an Event of Default hereunder, but shall result in the effectiveness of the Plan B-1 Provisions or Plan B-2 Provisions, as applicable, as set forth below.

(B) TRANSITION PROVISIONS:

(1) After each date (if ever) that the Plan B-1 Provisions become effective, the Plan B-1 Provisions thereafter shall cease to be in effect (but subject to reinstatement in accordance with Section 5(C) hereof):

(a) on the fifth (5th) Business Day following the date that Bank receives: (i) evidence (satisfactory to Bank in its good faith business judgment) that Borrower's Tangible Net Worth for the month (subsequent to the month during which the Plan B-1 Provisions became effective) then ended is equal to or greater than the Required TNW Amount; and (ii) Bank has received up-to-date reporting (as listed in Items #1, 2, 3, 4, and 5 of Section 6 of the Schedule) and has confirmed to its satisfaction (in its good faith business judgment) that there is sufficient borrowing availability to support neither the Plan B-1 Provisions nor the Plan B-2 Provisions being in effect (or, if and to the extent there is not such sufficient borrowing availability, then any Obligations not supported by such sufficient borrowing availability shall be cash secured to Bank's satisfaction); and

(b) and the Plan B-2 Provisions shall be in effect in the place and stead of the Plan B-1 Provisions, if, for each applicable subsequent month, Borrower has a Quick Ratio of less than 0.75 to 1.00 and Borrower's Tangible Net Worth remains less than the Required TNW Amount.

(2) After each date (if ever) that the Plan B-2 Provisions become effective, the Plan B-2 Provisions thereafter shall cease to be in effect (but subject to reinstatement in accordance with Section 5(C) hereof):

(a) on the fifth (5th) Business Day following the date that Bank receives: (i) evidence (satisfactory to Bank in its good faith business judgment) that Borrower's Tangible Net Worth for the month (subsequent to the month during which the Plan B-2 Provisions became effective) then ended is equal to or greater than the Required TNW Amount; and (ii) Bank has received up-to-date reporting (as listed in Items #1, 2, 3, 4, and 5 of Section 6 of the Schedule) and has confirmed to its satisfaction (in its good faith business judgment) that there is sufficient borrowing availability to support neither the Plan B-1 Provisions nor the Plan B-2 Provisions being in effect (or, if and to the extent there is not such sufficient borrowing availability, then any Obligations not supported by such sufficient borrowing availability shall be cash secured to Bank's satisfaction); and

(b) and the Plan B-1 Provisions shall be in effect (if ever) in the place and stead of the Plan B-2 Provisions, on the date that Bank receives: (i) evidence (satisfactory to Bank in its good faith business judgment) that Borrower's Tangible Net Worth for each applicable subsequent month remains less than the Required TNW Amount; (ii) evidence (satisfactory to Bank in its good faith business judgment) that Borrower's Quick Ratio for each applicable subsequent month is greater than or equal to 0.75 to 1.00; and (iii) Bank has received up-to-date reporting (as listed in Items #1, 2, 3, 4, and 5 of Section 6 of the Schedule) and has confirmed to its satisfaction (in its good faith business judgment) that there is sufficient borrowing availability to support the Plan B-1 Provisions being in effect in the place and stead of the Plan B-2 Provisions (or, if and to the extent there is not such sufficient borrowing availability, then any Obligations not supported by such sufficient borrowing availability shall be cash secured to Bank's satisfaction).

Definitions. For purposes of the foregoing financial threshold, the following term shall have the following meaning:

"Tangible Net Worth" shall mean the excess of total assets minus total liabilities, determined, on a consolidated basis, in accordance with GAAP, with the following adjustments:

(A) there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (ii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises

(B) there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Bank or by language in the instrument evidencing the indebtedness which Bank agrees in writing is acceptable to Bank in its good faith business judgment.

(C) APPLICABLE PLAN B PROVISIONS:

If, during any period that Borrower fails to maintain a Tangible Net Worth of not less than the Required TNW Amount (such period, a "Plan B Period"), Borrower's Quick Ratio is greater than or equal to 0.75 to 1.00, then (subject to any applicable transition provisions applicable thereto as set forth in Section 6(B) above of this Schedule) the Plan B-1 Provisions (as defined below) shall be in effect. If, during any Plan B Period, Borrower has a Quick Ratio of less than 0.75 to 1.00, then (subject to any applicable transition provisions applicable thereto as set forth in Section 6(B) above of this Schedule) the Plan B-2 Provisions shall be in effect.

As used herein, the term "Quick Ratio" means, as of any date of determination and calculated on a consolidated basis, the ratio of (a) the sum of (i) all unrestricted cash and unrestricted cash equivalents of Borrower, plus (ii) the net amount of Borrower's billed Accounts, to (b) the Borrower's current liabilities (in each case as determined in accordance with GAAP).

(1) Plan B-1 Provisions:

If, during any Plan B Period Borrower's Quick Ratio is greater than or equal to 0.75 to 1.00, then (subject to any applicable transition provisions applicable thereto as set forth in Section 6(B) above of this Schedule) the following provisions (collectively, the "Plan B-1 Provisions") shall automatically and immediately be in effect:

(a) The amount of credit availability under the Foreign Borrowing Base shall not exceed, in any event, $10,000,000.

(b) Any and all outstanding Permitted Overadvances must be repaid by Borrower (or, at Silicon's sole discretion, cash secured to Silicon's satisfaction) immediately and thereafter during such Plan B Period no other Permitted Overadvances shall be made or permitted to remain outstanding. If and to the extent that any Letters of Credit, FX Forward Contracts, or Obligations relative to Cash Management Services that were outstanding prior to the commencement of the Plan B Period were reserved against available Permitted Overadvances, then during the Plan B Period all such outstanding Letters of Credit, FX Forward Contracts, or Obligations relative to Cash Management Services shall be cash secured to Silicon's satisfaction, and no additional Letters of Credit, FX Forward Contracts, or Obligations relative to Cash Management Services shall be made or permitted to remain outstanding unless the same are cash secured to Silicon's satisfaction or supported by sufficient availability under the Credit Limit (in the absence of any Permitted Overadvances).

(c) Borrower shall pay to Silicon, upon the commencement of each Plan B Period, a Plan B-1 Provisions one-time trigger fee (relative to such Plan B Period) in the amount of $10,000, which fee shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents, and shall be charged to Borrower's loan account.

(d) Anything herein to the contrary notwithstanding, the reporting required under Section 6(1) of this Schedule shall be provided to Silicon each week and at the time of each Loan Request.

(e) If Borrower's Quick Ratio is less than 0.75 to 1.00 as of the last day of any month while the Plan B-1 Provisions are in effect, then the Plan B-2 Provisions shall then be in effect. Failure to maintain, during any Plan B Period, a Quick Ratio of not less than 0.75 to 1.00 shall not be a Default or an Event of Default hereunder, but shall result in the effectiveness of the Plan B-2 Provisions, as set forth below.

(2) Plan B-2 Provisions:

If, during any Plan B Period, Borrower has a Quick Ratio of less than 0.75 to 1.00, then (subject to any applicable transition provisions applicable thereto as set forth in Section 6(B) above of this Schedule) the following provisions (collectively, the "Plan B-2 Provisions") shall automatically and immediately be in effect:

(a) The amount of credit availability under the Foreign Borrowing Base shall not exceed, in any event, $-0- (i.e., no credit availability shall be permitted under the Foreign Borrowing Base).

(b) Any and all outstanding Permitted Overadvances must be repaid by Borrower (or, at Silicon's sole discretion, cash secured to Silicon's satisfaction) immediately and thereafter during such Plan B Period no other Permitted Overadvances shall be made or permitted to remain outstanding. If and to the extent that any Letters of Credit, FX Forward Contracts, or Obligations relative to Cash Management Services were outstanding prior to the commencement of such Plan B Period (or, if applicable, the date thereafter that the Plan B-2 Provisions became effective), then during the period that the Plan B-2 Provisions are in effect all such outstanding Letters of Credit, FX Forward Contracts, or Obligations relative to Cash Management Services shall be cash secured to Silicon's satisfaction, and no other Letters of Credit, FX Forward Contracts, or Obligations relative to Cash Management Services shall be made or permitted to remain outstanding unless cash secured to Silicon's satisfaction.

(c) Borrower shall pay to Silicon a Plan B-2 Provisions monthly fee in the amount of $10,000 per month (payable on each of the date that the Plan B-2 Provisions become effective and the same day of each month thereafter while the Plan B-2 Provisions are in effect), which fee shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents, and shall be charged to Borrower's loan account.

(d) Anything herein to the contrary notwithstanding, the reporting required under Section 6(1) of this Schedule shall be provided to Silicon each week and at the time of each Loan Request.

(e) Potential offsets to deferred revenue shall be excluded from Eligible Domestic Accounts and the Domestic Borrowing Base.

(f) All Eligible Domestic Inventory shall be excluded from the Domestic Borrowing Base.

(g) No exceptions shall be permitted from the eligibility requirement that Accounts owing from any one U.S. Account Debtor will not be deemed Eligible Domestic Accounts to the extent they exceed 25% of the total Eligible Domestic Accounts outstanding.

6. Reporting.

(Section 5.3):

Borrower shall provide Bank with the following:

    Transaction reports and schedules of collections, on Bank's standard form, (a) twice a month, so long as neither the Plan B-1 Provisions nor the Plan B-2 Provisions are in effect, and (b) otherwise, each week and at the time of each Loan Request.

    Monthly accounts receivable agings, aged by invoice date, within fifteen days after the end of each month.

    Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within fifteen days after the end of each month.

    Monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, general ledger, and deferred revenue schedules, within fifteen days after the end of each month.

    Monthly perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its good faith business judgment, all within fifteen days after the end of each month (when Eligible Domestic Inventory is included in the Domestic Borrowing Base).

    Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.

    A monthly Compliance Certificate substantially in the form of Exhibit A attached hereto, within thirty days after the end of each month, in such form as Bank shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that, as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations of Borrower's Tangible Net Worth and Borrower's Quick Ratio for purposes of the applicable provisions set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

    Quarterly unaudited financial statements, as soon as available, and in any event within forty-five days after the end of each fiscal quarter of Borrower.

    Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty days prior to the end of each fiscal year of Borrower.

    Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower's fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank.

7. Borrower Information:

Borrower represents and warrants that the information set forth in the updated Representations and Warranties of the Borrower dated as of the September 2005 Amendment Date, previously submitted to Bank (the "Representations"), is true and correct as of the date hereof.

8. ADDITIONAL PROVISIONS:

    Banking Relationship. Borrower shall transfer to Bank all of its letter of credit obligations, together with any cash or other collateral as security therefor, and any foreign exchange contracts or other cash management products or services maintained with financial institutions other than Bank. Borrower shall at all times maintain its primary deposit and investment accounts with Bank. Without limiting the generality of the foregoing, Borrower shall, at all times, maintain with one or more of Bank and Bank's Affiliates not less than the Applicable Deposit Percentage (as defined below) of the total balances of its deposit accounts and investments accounts (exclusive of the account with Solomon Smith Barney for exercise of employee options and administration of Borrower's employee stock purchase plan); provided, however, that, subject to Section 4.4 of the Loan Agreement, Borrower may maintain on deposit with Wells Fargo Bank up to $500,000 (plus such additional amounts, if any, in excess of the Applicable Deposit Percentage of such total balances required to be deposited with one or more of Bank and Bank's Affiliates). As to any Deposit Accounts and investment accounts maintained with another institution (exclusive of the account with Solomon Smith Barney for exercise of employee options and administration of Borrower's employee stock purchase plan), Borrower shall cause such institution, within 30 days after the September 2005 Amendment Date, to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon's first-priority security interest in such Deposit Accounts and investment accounts. Thereafter, Borrower shall not maintain any Deposit Accounts or investment accounts (exclusive of the account with Solomon Smith Barney for exercise of employee options and administration of Borrower's employee stock purchase plan) with any bank, securities intermediary, or other institution unless Bank has received such a control agreement duly executed by such party in favor of Bank covering such Deposit Account or investment account, as the case may be. As of the September 2005 Amendment Date, Bank acknowledges that that certain Restricted Account Agreement, dated August 4, 2004, among Borrower, Bank, and Wells Fargo Bank constitutes such a control agreement in effect with respect to the specific Deposit Accounts identified therein.

As used herein, the term "Applicable Deposit Percentage" means, as of any date of determination: (a) 40%, if Borrower's Quick Ratio (as defined in Section 5 above) is greater than or equal to 3.00 to 1.00; and (b) 75%, if Borrower's Quick Ratio (as defined in Section 5 above) is less than 3.00 to 1.00.

(2) Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders ("Inside Debt") shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Bank's standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except as provided in the Representations. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Bank a subordination agreement on Bank's standard form.

(3) Copyrights, Patents, and Trademarks

(a) Concurrently herewith, Borrower shall execute and deliver to Silicon an amended and restated security agreement relative to Borrower's Intellectual Property, in form and substance satisfactory to Silicon (the "IP Security Agreement"), which amends and restates that certain Intellectual Property Security Agreement dated as of March 10, 2004, between Borrower and Silicon, as supplemented by that certain Addendum to Intellectual Property Security Agreement, dated as of August 17, 2004, by Borrower in favor of Silicon. Exhibit A attached to the IP Security Agreement identifies, as of September 2005 Amendment Date, any and all Registered Copyrights of Borrower (collectively, the "Existing Registered Copyrights"). Except for the Existing Registered Copyrights, Borrower will NOT register with the United States Copyright Office (or apply for such registration of) any of Borrower's maskworks, computer software, or other copyrights, unless Borrower has provided Silicon not less than 15 days prior written notice of the commencement of such registration/application and Borrower has executed and delivered to Silicon such security agreement(s) and other documentation (in form and substance reasonably satisfactory to Silicon) which Silicon in its good faith business judgment may require for filing with the United States Copyright Office with respect to such registration or application.

(b) Promptly upon Silicon's request, Borrower will identify to Silicon in writing (i) any and all Registered Copyrights, and (ii) any and all patents and trademarks of Borrower that are registered (or the subject of any application for registration) with the United States Patent and Trademark Office.

(c) Borrower will: (i) protect, defend and maintain the validity and enforceability of Borrower's material copyrights, patents, and trademarks; (ii) promptly advise Silicon in writing of material infringements of Borrower's copyrights, patents, or trademarks of which Borrower is or becomes aware; and (iii) not allow any material item of Borrower's copyrights, patents, or trademarks to be abandoned, forfeited or dedicated to the public without Silicon's written consent.

(4) Merlin Systems, Inc. Borrower represents and warrants that: (a) Borrower owns 100% of the issued and outstanding capital stock (on a fully-diluted basis) of Merlin Systems, Inc., a Delaware corporation ("Merlin"); and (b) Merlin does not have any material assets and is not engaged in any material business activity. Borrower covenants and agrees that Borrower will not cause, suffer, or permit Merlin to have any material assets or to engage in any material business activity.

(5) Redback Networks International Inc. Borrower represents and warrants that: (a) Borrower owns 100% of the issued and outstanding capital stock (on a fully-diluted basis) of Redback Networks International Inc., a Delaware corporation ("RNII"); and (b) other than the direct or indirect ownership of the foreign subsidiaries identified in the Representations, RNII does not have any material assets and is not engaged in any material business activity. Borrower covenants and agrees that Borrower will not cause, suffer, or permit RNII to have any material assets or to engage in any material business activity, other than, in each case, the direct or indirect ownership of the foreign subsidiaries identified in the Representations.

[Signature page follows.]

In Witness Whereof, the parties have duly authorized and caused this Schedule to be executed as of the date first written above.

Borrower: REDBACK NETWORKS INC. By /s/ Thomas L. Cronan III Title SVP & CFO _	Bank: SILICON VALLEY BANK By_/s/ Chitra Suriyanarayanan Title RM

Annex A

AUTHORIZATION TO PAY LETTER OF CREDIT PROCEEDS

TO: SILICON VALLEY BANK, N.A. DATE:__________________

International Trade Services Division

3003 Tasman Drive (Mail Sort NC411)

Santa Clara, CA 95054

LETTER OF Letter of Credit No.:_____________ Silicon Valley Advice No.:__________________

CREDIT Issuing Bank:____________________________________________________________

INFORMATION Beneficiary:________________________________________________________________

DESIGNATED Name:   Silicon Valley Bank

PAYEE Address:_______________________________________________________________

INFORMATION ________________________________________________

PERCENTAGE ____ % of the proceeds of each draft or demand, but not exceeding, in aggregate amount, for all

TO BE PAID OF

EACH DRAWING drafts or demand, U.S. $ ________________________

DOLLAR AMOUNT U.S. $ ________________ for each _________________________________________________

TO BE PAID (calculated using the quantity specified in the invoices accompanying each draft or demand),

FOR EACH UNIT but not exceeding, in aggregate amount, for all drafts or demands,

OF MERCHANDISE U.S. $ ________________________

We/I, the undersigned beneficiary of the Letter of Credit described above, hereby authorize and direct you, Silicon Valley Bank, to pay to the Designated Payee specified above from the proceeds of each draft drawn or demand made under and in compliance with the terms of such Letter of Credit the percentage or the amount per unit of merchandise indicated above. This payment is to be made if and when the proceeds of each such draft or demand is paid by you. We/I also authorize and direct you to pay us/me any and all of the proceeds of such drafts or demands not paid to the Designated Payee or any other payee designated by us/me.

The original of the Letter of Credit and all its amendments accompany this Authorization. We/I agree to pay your charges and expenses for acting on this Authorization and for acknowledging receipt of this Authorization as provided below.

We/I request that you acknowledge receipt of this Authorization by sending a copy of it signed by you in the space provided below to the Designated Payee, with a copy to us/me. In consideration for your acknowledging receipt of this Authorization, we/I agree as follows:
  The Authorization is irrevocable by beneficiary and is not a transfer of the right to draw under the Letter of Credit nor does it affect your right or our/my right to agree to any amendment or cancellation of, or substitution for, the Letter of Credit.
  The Letter of Credit and its amendments, which accompany this Authorization, may be held by you until all payments authorized hereunder have been made.
  We/I will not, by negotiation of any draft or demand or otherwise, assign or transfer, in whole or in part, the right to draw under the Letter of Credit or the right to receive the proceeds of any drawing under the Letter of Credit, or give any other authorization of direction to make payment of the proceeds of any drawing under the Letter of Credit which is inconsistent with this Authorization.
  We/I will indemnify you against, and hold you harmless from, all losses, damages, liabilities, claims, demands, obligations, penalties, actions, suits, judgments, costs and expenses, of any kind whatsoever and howsoever caused, including but not limited to attorneys fees and other legal costs and expenses, paid, suffered or incurred by you, or imposed on you, directly or indirectly, as a result of, or in any way connected with, this Authorization or your compliance with this Authorization.

BENEFICIARY'S SIGNATURE GUARANTEED BY:

_______________________________________ _______________________________________

(BANK'S NAME) (BENEFICIARY'S NAME)

By: ____________________________________ By: ____________________________________

Printed Name: ____________________________ Printed Name: ____________________________

Title: ___________________________________ Title: ___________________________________

RECEIPT OF THE ABOVE AUTHORIZATION IS ACKNOWLEDGED BY:

SILICON VALLEY BANK By: ___________________________________________

Printed Name: ___________________________________

Date: ____________________ Title: __________________________________________

TO THE DESIGNATED PAYEE

If the Designated Payee instructs Silicon Valley Bank to make payments authorized by the above Authorization by transfer to an account at Silicon Valley Bank or at another bank, Silicon Valley Bank and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

Exhibit A

Form of Compliance Certificate

TO: SILICON VALLEY BANK Date:
3003 Tasman Drive
Santa Clara, CA 95054

FROM: REDBACK NETWORKS INC.

The undersigned Chief Financial Officer of Redback Networks Inc. ("Borrower") certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement dated June 15, 2004, between Borrower and Bank (as amended, restated, supplemented, or otherwise modified from time to time, the "Agreement"), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. In addition, the undersigned certifies that, except as set forth in the Representations, (x) Borrower and each of its Subsidiaries has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP, (y) there are no legal actions pending or threatened against Borrower or any of its Subsidiaries which Borrower has not previously notified in writing to Bank, and (z) as of the end of this compliance period, there were no held checks. Attached are the required financial reports and calculation of financial covenants supporting the certification. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes, No, or N/A under "Complies" column.
Reporting Covenant	Required	Complies
Transaction reports and schedules of collections	Weekly	Yes No N/A
Accounts receivable agings, aged by invoice date	Monthly within 15 days of month end	Yes No N/A
Accounts payable agings, aged by invoice date, and outstanding or held check registers, if any	Monthly within 15 days of month end	Yes No N/A
Reconciliations of accounts receivable agings, aged by invoice date, transaction reports, general ledger, and deferred revenue schedules	Monthly within 15 days of month end	Yes No N/A
Perpetual inventory reports for Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP)	Monthly within 15 days of month end (N/A when Eligible Domestic Inventory is excluded in the Domestic Borrowing Base)	Yes No N/A
Monthly unaudited financial statements + CC	Monthly within 30 days of month end	Yes No N/A
Quarterly unaudited financial statements	Quarterly within 45 days of quarter end	Yes No N/A
Annual operating budgets (including income statements, balance sheets, and cash flow statements, each of the foregoing, by month) for the upcoming fiscal year	30 days prior to FYE	Yes No N/A
Annual financial statements certified by, and with an unqualified opinion of, independent CPA	Annually, within 120 days after FYE	Yes No N/A

Financial Threshold Tangible Net Worth is required to equal to at least the Required TNW Amount set forth in Section 5 of the Amended and Restated Schedule.	Actual $________	Complies Yes No
Additional Plan B Test duing Plan B Period Is Borrower's Quick Ratio not less than 0.75 to 1.00?	Actual ___ : 1.00	If not less than 0.75 to 1.00, then Plan B--1 Provisions in effect. If less than 0.75 to 1.00, then Plan B--2 Provisions in effect.
Applicable Deposit Percentage Test Is Borrower's Quick Ratio not less than 3.00 to 1.00?	Actual ___ : 1.00	If not less than 3.00 to 1.00, then Applicable Deposit Percentage is 40%. If less than 3.00 to 1.00, then Applicable Deposit Percentage is 75%.

[compliance certificate continues on next page]

Comments Regarding Exceptions: See Attached.

Sincerely,

Redback Networks Inc.

By:
Name:

Title:  Chief Financial Officer

Exhibit B

[SVB letterhead]

To:

Re: Redback Networks Inc. (the "Borrower")

Ladies and Gentlemen:

Pursuant to the terms of the Amended and Restated Loan and Security Agreement between us and the Borrower dated as of June 15, 2004 (as amended, restated, supplemented, or otherwise modified from time to time, the "Loan Agreement"), we act as the lender for the Borrower and have been granted a security interest in all of its inventory and other personal property assets (collectively, the "Collateral"). We understand that from time to time Collateral is delivered to you for storage, processing and/or other purposes.

This letter constitutes notice to you of our security interest in the Collateral. Until you are notified to the contrary, however, you may continue to accept instructions from the Borrower regarding the Collateral.

This will confirm your agreement that until such time as the obligations of the Borrower to us have been paid in full, you disclaim any liens on, claims to, or interest in the Collateral and the proceeds thereof and agree not to assert any claim against the Collateral or proceeds thereof. You warrant to us that no negotiable warehouse receipts have been issued by you with respect to the Collateral, that you have not received notice from any other person claiming a security interest in the Collateral, and that you will not, in the future issue any negotiable warehouse receipts with respect to the Collateral.

This will also confirm your agreement to (a) permit us, or our agent or representative, to enter upon the premises where the Collateral is located for the purpose of exercising any right we may have under the terms of the Loan Agreement or otherwise, including, without limitation, the right to remove the Collateral; provided, however, that if we, or our agent or representative, in removing the Collateral, damages any of your improvements on the premises, we will, at our expense, cause the same to be repaired, and (b) deliver the Collateral to us or as we direct (without cost to you), upon our written request.

To complete our records, kindly have a duplicate of this letter signed by an officer of your company and return the same to us at your earliest convenience. You will note that this notification has been consented to by the Borrower. Please contact us at __________ with any questions. Thank you for your cooperation.

Very truly yours,

SILICON VALLEY BANK

By:

Title_____________________________
Confirmed and Approved: [Company] By_______________________________ Title_____________________________	Confirmed and Approved: Redback Networks Inc. By_______________________________ Title_____________________________